Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of Princeton Adaptive Premium Fund, a separate series of Northern Lights Fund Trust, of our report dated June 28, 2024, relating to our audit of the financial statements and financial highlights, which appear in the April 30, 2024 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm,” and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

August 19, 2024